Exhibit 10.13(g)

SEVENTH AMENDMENT TO LEASE

This is the Seventh Amendment (“Seventh Amendment”) to that certain Lease dated September 5, 2017 as amended by the First Amendment thereto dated January 21, 2018, the Second Amendment thereto dated March 27, 2018, the Third Amendment thereto dated April 23, 2018, the Fourth Amendment thereto dated March 6, 2019, and, the Fifth Amendment thereto dated July 21, 2019, and the Sixth Amendment thereto dated January 2,2020 (the “Lease”) made and entered into by and between OUSTER, INC., a Delaware corporation (“Tenant”) and MISSION CREATIVE OWNERSHIP, LLC, a Delaware limited liability company (“Landlord”).

RECITALS

WHEREAS, Landlord and Tenant are parties to the above referenced Lease for Premises located at 2741 16th Street, San Francisco, California 94103 (the “Premises”) for a Lease Term that is scheduled to expire on August 31, 2023; and WHEREAS, Landlord and Tenant now desire to (i) extend the Term of the Lease for an additional four (4) years, (ii) restructure the Base Monthly Rent payable under the Lease, (iii) provide for an additional tenant improvement allowance, and (iv) amend certain other terms and conditions of the Lease, all as hereinafter set forth; and WHEREAS, capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is amended as follows.

AGREEMENT

1.    Extension of Term. Landlord and Tenant hereby agree that the Term of the Lease is extended for four (4) years and shall expire on August 31, 2027. Tenant shall continue to have the option to further extend the Term of the Lease pursuant to Article 34B of the Lease.

2.    Building Square Footage. As a result of a remeasurement of the Premises, it is agreed, for all purposes of the Lease from and after the date of this Seventh Amendment and notwithstanding the fact that the Lease states in the Basic Lease Information that the square footage is not subject to remeasurement, that the Building contains 22,421 rentable square feet.

3.    Base Monthly Rent. Landlord and Tenant hereby that the Base Monthly Rent payable under the Lease shall be restructured and is payable in the following amounts.

Base Monthly Rent

Period	Annual Total Base Rent	Total Base Monthly Rent	Base Monthly Rent yard/parking area only	Base Monthly Rent 22,421 rsf (as re- measured) building only
Months 1 through 12 from Base Monthly Rent Commencement Date	$1,560,000.00	$130,000.00	$20,000.00	$110,000.00
Months 13 through 18 from Base Monthly Rent Commencement Date	$1,606,800.00	$133,900.00	$20,600.00	$113,300.00
Months 19 through 24 from Base Monthly Rent Commencement Date	$1,798,024.83	$149,835.40	$28,104.12	$121,731.28
Months 25 through 36 from Base Monthly Rent Commencement Date	$1,851,965.57	$154,330.46	$28,947.25	$125,383.22
Months 37 through 48 from Base Monthly Rent Commencement Date	$1,907,524.54	$158,960.38	$29,815.67	$129,144.71
Months 49 through 60 from Base Monthly Rent Commencement Date	$1,964,750.28	$163,729.19	$30,710.13	$133,019.25
Months 61 through 72 from Base Monthly Rent Commencement Date	$2,023,692.78	$168,641.07	$31,631.44	$137,009.63
Months 73 through 84 from Base Monthly Rent Commencement Date	$2,084,403.57	$173,700.30	$32,580.38	$141,119.92
Months 85 through 96 from Base Monthly Rent Commencement Date	$2,146,935.68	$178,911.31	$33,557.79	$145,353.51
Months 97 from Base Monthly Rent Commencement Date to August 31, 2027	$2,211,343.75	$184,278.65	$34,564.53	$149,714.12

4.    Tenant Improvement Allowance. In connection with the extension of the Term of the Lease and the restructuring of the Base Monthly Rent payable thereunder, Landlord agrees to provide Tenant with a Tenant Improvement Allowance in the amount of $40.00 per rentable square foot of the Building (a total of $40 x 22,421 = $896,840.00) to be used to reimburse Tenant for real property improvements (and not for furnishing, fixtures or equipment) and for future tenant improvements to be completed including but not limited to the repair of the Building’s canopy Said Tenant Improvement Allowance shall be disbursed by Landlord to Tenant within 30 days following the full execution of this Seventh Amendment and Tenant’s delivery to Landlord of the Letter of Credit extension described below and a request for reimbursement together with such supporting documentation as Landlord may reasonably request; provided, however, the disbursement of the Tenant Improvement Allowance shall be subject to a holdback equal to $100,000 to be allocated to the cost of the canopy repair, which shall be released upon completion of the canopy repair and Tenant’s delivery to Landlord of a request for reimbursement together with such supporting documentation as Landlord may reasonably request. For the avoidance of doubt, if the canopy repair is less than $100,000, Landlord will nevertheless disburse the full $100,000 to Tenant and Tenant will still be entitled to use the entire amount of the Tenant Improvement Allowance for its improvements.

5.    Repair/Replacement of Windows. Tenant agrees, at its sole cost and expense, to replace and/or repair all of the windows in the Premises to a weathertight standard. Such work shall be consistent with comparable PDR product and shall be completed by Tenant within four (4) years of the execution of this Seventh Amendment. Said work shall be performed by Tenant in accordance with Article 7 of the Lease. Tenant will keep Landlord involved in the process and the scope of work and contractor is subject to Landlord’s reasonable approval.

6.    Parking. From and after the full execution of this Seventh Amendment and continuing through August 31, 2027, Landlord waives any right to terminate Tenant’s right to use any of the yard/parking lot constituting a part of the Premises. However, the following paragraph, which constitutes a portion of Article 34B of the Lease, shall continue in full force and effect in the event Tenant exercises its option to extend the Term:

“In the event Tenant exercises the Extension Option, Landlord shall have the right, at any time upon six (6) months prior written notice to Tenant, to terminate the Lease as to approximately 25,000 square feet of parking area as shown on Exhibit A-2 attached hereto in order to construct an additional building in such area. In such event, the Base Monthly Rent shall thereafter be decreased to reflect the decreased size of the parking/yard area, with such decrease being a pro-rata amount of the

Base Monthly Rent then being paid for the parking/yard area. If the Base Monthly Rent for the parking/yard area is not separately established when the Base Monthly Rent for the Premises is determined as set forth above, its agreed that the Base Monthly Rent for the entire parking/yard area, for determining the decrease described above, is 15% of the total Base Monthly Rent for the Premises. In the event Landlord shall subsequently develop the 25,000 square parking/yard area prior to the expiration of this Lease, Landlord shall replace the spaces lost when the 25,000 square feet was terminated and the Base Monthly Rent shall be restored to its prior scheduled amount.”

7.    Letter of Credit. Immediately upon the full execution of this Seventh Amendment, Tenant shall cause the expiration date of the letter of credit held by Landlord as a Security Deposit to be extended by four (4) years.

8.    Status of Lease. Except as set forth herein, the Lease shall remain unamended and in full force and effect. This Seventh Amendment and the Lease shall be construed as a whole in order to effectuate the intent of the parties to amend the Lease in the manner specified in this Seventh Amendment. If any provision of the Lease conflicts with the terms of this Seventh Amendment, then the provisions of this Seventh Amendment shall control.

9.    Representations and Warranties of Tenant. As a material inducement to Landlord to enter into this Seventh Amendment, Tenant represents and warrants to Landlord that, as of the date of this Seventh Amendment, to Tenant’s knowledge, there are no defaults by Tenant under the Lease, and no circumstance has occurred which, but for the expiration of any applicable grace period, would constitute an event of default by Landlord or Tenant under the Lease.

10.    Brokers. Neither party hereto has had any dealings with any real estate broker, agent or finder, in connection with this Seventh Amendment other than Newmark Knight Frank (“Broker”) representing Tenant, and neither party hereto knows of any other real estate broker, agent or finder who is entitled to a commission in connection with this Seventh Amendment. Tenant agrees to indemnify and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission, finder’s fee, or equivalent compensation owing to any party other than Broker on account of any dealings with any real estate broker, agent or finder, occurring by, through or under Tenant in connection with this Seventh Amendment.

11.    Entire Agreement. All understandings and agreements, oral or written, previously made between the parties hereto pertaining to the subject matter hereof are merged in this Seventh Amendment, which alone fully and completely expresses the agreement between Landlord and Tenant. No modification, waiver or amendment of this Seventh Amendment or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord.

12.    Authority. Each signatory of this Seventh Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Each provision of this Seventh Amendment shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns.

13.    Signatures. The parties hereto consent and agree that this Seventh Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Seventh Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Seventh Amendment electronically, and (2) the electronic signatures appearing on this Seventh Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Amendment to Lease as of the 18 day of May 2020.

TENANT

OUSTER, INC., a Delaware corporation

By:	/s/ Mark Frichtl

Print Name: Mark Frichtl

Its:	CTO

LANDLORD

MISSION CREATIVE OWNERSHIP, LLC, a Delaware limited liability company

By:	/s/ Scott Eschelman
Title:	Authorized Person

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